Exhibit 3.2

ARTICLES OF AMENDMENT AND RESTATED

ARTICLES OF INCORPORATION OF

ACACIA DIVERSIFIED HOLDINGS, INC.

Acacia Automotive, Inc., a Texas for profit corporation (the “Corporation”), pursuant to the provisions of Sections 22.105, 22.106, 22.108, 22.109 and related provisions of the Texas Business Organizations Code hereby adopts these amendments and restated Articles of Incorporation, which accurately copies and makes new amendments to the Articles of Incorporation of the Corporation and contains all amendments thereto that are in effect to date and as further amended by such Restated Articles of Incorporation.

WHEREAS the Corporation’s current Articles of Incorporation, together with all previous amendments thereto and prior to any new amendments thereof, should be properly incorporated hereinbelow by way of reference.

NOW THEREFORE, BE IT RESOLVED that the following accurately sets forth the Corporation’s current Articles of Incorporation, together with all previous amendments thereto, being the entirety of same prior to any new amendments made by this filing as of June 9,2 015:

WHEREAS, the Board of Directors now deems it to be in the best interests of the Corporation to amend and restate the Corporation’s Articles of Incorporation, subject to ratification of its shareholders; and

WHEREAS these Amended and Restated Articles of Incorporation make new amendments to the existing Articles of Incorporation, and each Article of the original Articles of Incorporation, and each subsequent amendment of any thereof, is hereinafter stated and subsequently eliminated and the Articles appearing in the Restated Articles of Incorporation attached to this form are substituted in their place; and,

WHEREAS each new amendment has been made in accordance with the provisions of the Texas Business Organizations Code, these amendments to the Articles of Incorporation and the Restated Articles of Incorporation having been approved by the governing documents of the Corporation in the manner required by the Texas Business Organizations Code; and,

WHEREAS the Board of Directors deems it in the best interests of the Corporation hereby to adopt and be governed by the Texas Business Organizations Code, as pursuant to Chapter 4 thereof, as it applies to for-profit corporations, and to no longer be governed by the expired Texas Business Corporation Act; and,

WHEREAS the Corporation has determined to, and the Texas Business Organizations Code permits it to, continue forward with the use of and reference to certain synonymous terms including but not limited to “articles of incorporation” rather than “certificate of formation”, “authorized capital stock” rather than “authorized shares”, and other similar references.

NOW THEREFORE, BE IT RESOLVED that, pursuant to the provisions of Sections 3.051, 3.057, 3.063, 21.052, 21.053, 21.054 and/or other relevant sections of the Texas Business Organizations Code, the Board of Directors of the Corporation on July 20, 2012 adopted in the entirety hereof the following Amendments to its Articles of Incorporation which accurately copies the Articles of Incorporation and all amendments in effect to date and the full Restatement of its Articles of Incorporation, subject to proper ratification by the shareholders of the Corporation; and,

BE IT FURTHER RESOLVED that the Corporation’s Articles of Incorporation, as further amended by these Articles of Amendment, identified and made in accordance with the Texas Business Organizations Code, are set forth below and contain no other changes in any provisions.

The instrument described above previously stated:

ARTICLE ELEVEN

Any action required by the Texas Business Organizations Code to be taken at any annual or special meeting of shareholders, or any action which may be taken at any annual or special meeting of shareholders may be taken without holding a meeting, providing notice, or taking a vote if shareholders having at least the minimum number of votes that would be necessary to take the action that is the subject of the consent at a meeting in which each shareholder entitled to vote on the action is present and votes, sign a written consent or consents stating the action taken.

Any such written consent or consents must include the date each shareholder signed the consent and is effective to take the action that is the subject of the consent only if the consent or consents are delivered to the Corporation not later than the 60th day after the date the earliest dated consent is delivered to the Corporation as required by Section 6.203 of the Texas Business Organizations Code.

Any such signed consent or a signed copy thereof, shall be placed in the Minute Book of the Corporation.

Unless otherwise restricted by these Articles of Incorporation, any action required or permitted to be taken at a meeting of the Board of Directors may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by all of the members of the Board of Directors.  Such consent shall have the same force and effect as a unanimous vote at a meeting.  Any such signed consent, or a signed copy thereof, shall be placed in the Minute Book of the Corporation.

That provision is now changed to correctly read:

ARTICLE ELEVEN

Any action required by the Texas Business Organizations Code to be taken at any annual or special meeting of shareholders, or any action which may be taken at any annual or special meeting of shareholders may be taken without holding a meeting, providing notice, or taking a vote if shareholders having at least the minimum number of votes that would be necessary to take the action that is the subject of the consent at a meeting in which each shareholder entitled to vote on the action is present and votes, sign a written consent or consents stating the action taken.

With respect to any matter for which the affirmative vote of the holders of a specified portion of the shares entitled to vote is required by the Texas Business Organizations Code, including but not limited to the vote required for approval of any fundamental action by the shareholders, the affirmative vote or the written consent of the holders of not less than the majority of the shares entitled to vote on that matter shall be all that is required for shareholder action on that matter and shall be sufficient in all matters requiring the vote of shareholders of the Corporation in accordance with the Texas Business Organizations Code Section 21.365.

Any such written consent or consents must include the date each shareholder signed the consent and is effective to take the action that is the subject of the consent only if the consent or consents are delivered to the Corporation not later than the 60th day after the date the earliest dated consent is delivered to the Corporation as required by Section 6.203 of the Texas Business Organizations Code. Any such signed consent or a signed copy thereof, shall be placed in the Minute Book of the Corporation.

Unless otherwise restricted by these Articles of Incorporation, any action required or permitted to be taken at a meeting of the Board of Directors may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by all of the members of the Board of Directors. Such consent shall have the Written Consent By the Majority of the Shareholders of Acacia Diversified Holdings, Inc. same force and effect as a unanimous vote at a meeting. Any such signed consent, or a signed copy thereof, shall be placed in the Minute Book of the Corporation.

RESTATED ARTICLES OF INCORPORATION

OF ACACIA DIVERSIFIED HOLDINGS, INC.

WHEREAS Acacia Diversified Holdings, Inc., in accordance with and pursuant to the provisions of Sections 3.057, 3.059, 3.063, 21.053, 21.054, and 21.056 of the Texas Business Organizations Code, adopts these following restated Articles of Incorporation, which accurately states the text and all amendments thereof in their entirety. These Restated Articles of Incorporation do not contain any other change to the Articles of Incorporation being restated except for the information permitted to be omitted by the provisions of the Texas Business Organizations Code applicable to the filing entity.  Each statement effected by these restated Articles of Incorporation and each amendment made by these restated Articles of Incorporation were adopted by the Board of Directors of the Corporation on July 20, 2012, and properly submitted for ratification by Written Consent of the Majority of the Shareholders of Acacia Automotive, Inc. in Lieu of a Special Meeting of Shareholders on July 26, 2012.

NOW THEREFORE, BE IT RESOLVED that these Articles of Incorporation, in their entirety, as now amended and restated as set forth below and having have been properly adopted by the Board of Directors of the Corporation on July 20, 2012, and duly ratified by Written Consent of the Majority of the Shareholders of Acacia Automotive, Inc. in Lieu of a Special Meeting of Shareholders on July 26, 2012, in accordance with and pursuant to the provisions of Sections 3.057, 3.059, 3.063, 21.053, 21.054, and 21.056 of the Texas Business Organizations Code and the governing documents of the Corporation, supersedes all prior amendments and modifications thereof and contains no other changes in any provisions.

ARTICLE ONE

The name of the Corporation is Acacia Diversified Holdings, Inc.

ARTICLE TWO

The period of its duration is perpetual.

ARTICLE THREE

The purpose or purposes for which the Corporation is organized are: The transaction of any and all lawful business for which corporations may be incorporated under the Texas Business Organizations Code.

ARTICLE FOUR

The Corporation shall be authorized to issue two classes of shares of stock to be designated, respectively, "Preferred Stock" and “Common Stock"; the total number of shares of stock which the Corporation shall have authority to issue is One hundred fifty two million (152,000,000); the total number of shares of Preferred Stock shall be Two Million (2,000,000) with a par value of One Tenth of a Cent ($0.001); the total number of shares of Common Stock shall be One Hundred Fifty Million (150,000,000) with a par value of One Tenth of a Cent ($0.001).

Shares of Preferred Stock may be issued from time to time in one or more series.  The Board of Directors is hereby authorized to fix the voting rights, designations, powers, preferences, and the relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of Preferred Stock; and to fix the number of shares constituting such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding.

ARTICLE FIVE

The Corporation will not commence business until it has received for the issuance of its shares the value of $1,000.00.

ARTICLE SIX

The address of the Corporation’s registered office is:

1303 Columbia Dr. - Suite 209

Garland, Texas 75081

The registered agent at such address is Danny R. Gibbs.

ARTICLE SEVEN

The number of initial directors is two and the name and address of the directors are:

NAME	ADDRESS

PROTER CLICK	612 Mount Vernon
Garland, Texas 75043

HAZEL T. ECKEBERGER	909 E. Centerville
Garland, Texas 75041

ARTICLE EIGHT

The name and address of the incorporator is:

NAME	ADDRESS

W.D. BALLARD	207 Century Bank Bldg.
1111 N. Beltline
Garland, TX 75040

ARTICLE NINE

The Board of Directors may issue shares of any class of stock of the Corporation, or any notes, debentures, bonds, or other securities convertible into or carrying rights, options, or warrants to purchase shares of any class. No shareholder of the Corporation shall by reasons of his holding shares of any class of stock of the Corporation have any pre-emptive or preferential rights to purchase or subscribe to any shares of any class of the Corporation now or hereafter to be authorized, or to any notes, debentures, bonds or other subscriptions convertible into or carrying rights, options or warrants to purchase shares of any class, now or hereafter to be authorized whether or not the issuance of any such shares, notes, debentures, bonds or other securities would adversely affect the dividend rights of such shareholder. The Board of Directors, however, may in its discretion, and at such price as it may fix, grant such rights to shareholders of the Corporation.

ARTICLE TEN

In all the elections for directors, each shareholder shall have the right to vote, in person or by proxy, the number of shares owned by him, for as many persons as there are directors to be elected, and for whose election he has the right to vote. It is expressly prohibited for any shareholder to cumulate his votes in any election of directors.

Each outstanding share, regardless of class, shall be entitled to the number of votes attached to that share by the relative voting rights and preferences attached thereto, on each matter submitted to a vote at a meeting of shareholders, except to the extent that the voting rights of the shares of any class or classes are limited or denied by these Articles of Incorporation.

ARTICLE ELEVEN

Any action required by the Texas Business Organizations Code to be taken at any annual or special meeting of shareholders, or any action which may be taken at any annual or special meeting of shareholders may be taken without holding a meeting, providing notice, or taking a vote if shareholders having at least the minimum number of votes that would be necessary to take the action that is the subject of the consent at a meeting in which each shareholder entitled to vote on the action is present and votes, sign a written consent or consents stating the action taken.

With respect to any matter for which the affirmative vote of the holders of a specified portion of the shares entitled to vote is required by the Texas Business Organizations Code, including but not limited to the vote required for approval of any fundamental action by the shareholders, the affirmative vote or the written consent of the holders of not less than the majority of the shares entitled to vote on that matter shall be all that is required for shareholder action on that matter and shall be sufficient in all matters requiring the vote of shareholders of the Corporation in accordance with the Texas Business Organizations Code Section 21.365.

Any such written consent or consents must include the date each shareholder signed the consent and is effective to take the action that is the subject of the consent only if the consent or consents are delivered to the Corporation not later than the 60th day after the date the earliest dated consent is delivered to the Corporation as required by Section 6.203 of the Texas Business Organizations Code. Any such signed consent or a signed copy thereof, shall be placed in the Minute Book of the Corporation.

Unless otherwise restricted by these Articles of Incorporation, any action required or permitted to be taken at a meeting of the Board of Directors may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by all of the members of the Board of Directors. Such consent shall have the Written Consent By the Majority of the Shareholders of Acacia Diversified Holdings, Inc. same force and effect as a unanimous vote at a meeting. Any such signed consent, or a signed copy thereof, shall be placed in the Minute Book of the Corporation.

ARTICLE TWELVE

These Articles may be altered, amended, or repealed or new Articles may be adopted by the shareholders by the affirmative vote of a majority of the shares of Capital Stock of the Corporation entitled to vote thereon.  Each outstanding share, regardless of class, shall be entitled to the number of votes attached to that share by the relative voting rights and preferences attached thereto, on each matter submitted to a vote at a meeting of shareholders, except to the extent that the voting rights of the shares of any class or classes are limited or denied by these Articles of Incorporation.

At any meeting of the shareholders, every shareholder having the right to vote may vote either in person or by proxy executed in writing by the shareholder or his duly authorized attorney-in-fact.  No proxy shall be valid after eleven (11) months from the date of its execution, unless otherwise provided in the proxy. Each proxy shall be revocable unless expressly provided therein to be irrevocable and unless otherwise made irrevocable by law.

The shareholders of this Corporation may (i) adopt a plan of merger or consolidation and/or (ii) authorize a sale, lease, exchange or other disposition of all or substantially all of the property and assets of the Corporation by the affirmative vote of a majority of the shares of Capital Stock of the Corporation entitled to vote thereon.

ARTICLE THIRTEEN

Permissive Indemnification. The Corporation shall, to the maximum extent permitted by the Texas Business Organizations Code (or any other applicable law, rule or regulation), indemnify and hold harmless each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, or a person of whom he is the legal representative, is or was a director or officer of the Corporation, was acting at the direction of and on behalf of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding.

Pursuant to the aforegoing, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for actions specified in accordance with Article 8.102 of the Texas Business Organizations Code as the same exists hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit.  Any repeal or modification of this paragraph by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

Mandatory Indemnification.  The Corporation shall indemnify an officer or director, former officer or director, or other person acting at the direction of and on behalf of the Corporation against reasonable expenses actually incurred by the person in connection with a proceeding in which the person is a respondent because the person is or was an officer or director or other specified agent of the Corporation (a) if the person is wholly successful, on the merits or otherwise, in the defense of the proceeding; or, (b) a court that determines, in a suit for indemnification,  that an officer or director, former officer or director, or other person acting at the direction of and on behalf of the Corporation is  entitled to indemnification under this section shall order  indemnification and award to the person the expenses incurred in  securing the indemnification.

Subject to the aforegoing, expenses incurred by any such person in defending a civil or criminal action, suit or proceeding, subject to the terms and conditions of this ARTICLE THIRTEEN, shall be paid by the Corporation on an ongoing basis as billed in advance of the final disposition of such action, suit or proceeding, to the maximum extent permitted by law.  Notwithstanding any subsequent alteration, amendment or repeal of this ARTICLE THIRTEEN, the rights to indemnification and to payments created by this ARTICLE THIRTEEN shall apply to (a) any claims made or asserted at any time while this ARTICLE THIRTEEN is in effect and (b) any claims based on or arising from any act, omission or event occurring at any time while this ARTICLE THIRTEEN is in effect

The Corporation may, at the discretion of the Board of Directors, purchase and maintain insurance, at its expense, and to indemnify any person against any judgment, fine, amount paid in settlement or other liability, if the Corporation would have the power to so indemnify such person under the Texas Business Organizations Code.

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WHEREAS this document and these Amended and Restated Articles of Incorporation become effective when the document is filed by the Texas Secretary of State.

 NOW THEREFORE, BE IT RESOLVED that the Corporation’s Secretary or other officer is hereby instructed to properly file these Amended and Restated Articles of Incorporation with the Texas Secretary of State at the earliest possible date to make them effective.

The undersigned (i) affirms that the person designated as the new Registered Agent for the Corporation in these Restated Articles of Incorporation has consented to the appointment in writing; (ii) affirms that he is authorized under the provisions of law governing the entity to execute the filing instrument; (iii) signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument and certifies it under penalty of perjury; and, (iv) affirms that the foregoing amendments to and restatement of the Corporation’s Articles of Incorporation were duly adopted by the Corporation’s Board of Directors on July 20, 2012, and were ratified on July 26, 2012, by Written Consent by the Majority of the Shareholders of Acacia Diversified Holdings, Inc. in Lieu of a Special Meeting of Shareholders on

Date:  June 9, 2015

ACACIA DIVERSIFIED HOLDINGS, INC.

By: /s/ Steven L. Sample

       Steven L. Sample, President and CEO